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             SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, DC  20549

                          FORM 8-K

                       CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF
             THE SECURITIES EXCHANGE ACT OF 1934


               Date of Report  March 19, 1996
              (Date of earliest event reported)


               THE CHASE MANHATTAN CORPORATION

   (Exact name of registrant as specified in its charter)

     Delaware             1-5945             13-2633613

    (State or other      (Commission File   (IRS Employer
   jurisdiction of         Number)     Identification No.)
   incorporation)


               1 Chase Manhattan Plaza
               New York, New York                 10081
   (Address of principal executive offices)    (Zip Code)


                       (212) 552-2222

    (Registrant's telephone number, including area code)

                       Not Applicable
  (Former name or former address, if changed since last report)

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Item 5.   Other Events



Chemical Banking Corporation ("Chemical") announced on March 19, 1996 that its Board of Directors had declared a quarterly dividend on its common stock of $.56 per share, an increase from the previous quarter's dividend of $.50 per share. The dividend will be payable on April 30, 1996 to holders of record at the close of business on April 4, 1996. Since the record date is after the merger of Chemical and The Chase Manhattan Corporation ("Chase"), Chase common stockholders will also receive such dividend. A copy of the press release relating to the dividend announcement is attached as an exhibit hereto.

Chemical and Chase announced on March 21, 1996 their revised estimates of merger-related costs and anticipated savings as well as their financial targets for the "new" Chase Manhattan Corporation (the "Corporation") following the merger on March 31, 1996.

The two companies announced that they now anticipate annual savings from their merger to be $1.7 billion, $200 million greater than previously estimated. This increase results from higher than expected salary, real estate and technology and systems integration savings.

The companies also said that they expected 30 percent of the savings to be realized by the end of 1996, 70 percent by year-end 1997 and the total by the end of 1998. These annual expense reductions are expected to be realized without any job eliminations beyond those announced in August 1995.

Also announced were one-time costs related to the merger of $1.9 billion, an increase of $400 million from earlier estimates. These increased costs are associated with severance, facilities consolidations, disposal of equipment and systems integration, as well as the elimination of certain operations. Of that figure, $1.65 billion, or approximately $1.0 billion on an after-tax basis, will be taken as a charge in the first quarter of 1996, with the remaining $250 million of expenses to be substantially incurred over the two years following the merger.

The companies also confirmed longer-term financial targets for the Corporation of double-digit operating earnings per share growth in each of the three years through 1998, and a core efficiency ratio in the low 50 percent range and a return on average common shareholders' equity of 18 percent or higher by the end of 1998.

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The  companies also for the first time announced their 1996 operating goals for the merged institution:

  o  Earnings per share growth in excess of 15 percent
  o  Efficiency ratio in the high 50 percent range
  o  Operating revenue growth of 5-7 percent
  o  Non-interest expenses of approximately $9.1 billion
  o  Return on common shareholders' equity of 17 percent

The companies also announced that they expected that first quarter 1996 operating earnings to exceed analysts' consensus estimate of $1.61 per share. In addition to the merger-related restructuring charge noted above, they announced a number of special items to be recognized in the first quarter. These items include a charge of $100 million against the Corporation's reserve for credit losses, as a result of conforming charge-off policies with respect to credit card receivables; the loss of $60 million ($37 million after-tax) on the sale of a building in Japan; a charge of $40 million ($25 million after-tax) related to the conforming of pension liabilities; and anticipated aggregate tax benefits and refunds of $150 million.

The managements of the companies also emphasized that their target of overall revenue growth of 5-7% for 1996 was on an "operating" basis (that is, on a basis that excludes special one-time items and the impact of securitizations), rather than on a "reported" basis and that such target was based on their expectation that the Corporation's net interest income would increase by approximately 3-4% in 1996 (excluding the impact of securitizations undertaken during the year) and that the Corporation's non-interest revenue would increase by more than 7% over the 1995 amount. With respect to credit quality, management indicated that it believes the quality of the Corporation's commercial and industrial loan portfolio will remain relatively stable in 1996 (although it did not expect commercial loan recoveries to equal 1995 levels), but that the Corporation's credit card net charge-offs as a percentage of average credit card receivables outstanding were expected to approximate 4.5% during 1996 (as compared with approximately 4.0% in 1995). A higher level of credit card net charge-offs is expected as a result of the 25% growth in outstandings experienced during 1995 and anticipated further growth in outstandings of 15-20% in 1996, and from anticipated higher levels of delinquencies and personal bankruptcies.

Finally, as part of the Corporation's commitment to a disciplined capital policy, management indicated that it: had targeted a Tier 1 capital ratio for the Corporation of 8-8.25%; would divest or take other appropriate action to address any businesses determined by the Corporation to be
underperforming;    would   return   excess    capital    to
shareholders; would, for the 180 days following consummation of the merger, repurchase shares of common stock of the Corporation only for
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employee  benefit plan purposes and in accordance  with  the pooling-of-interests accounting rules;  and  expected  that,
following   the  merger,  the  dividend  practice   of   the
Corporation would be to pay a common stock dividend equal to approximately 25-35% of the Corporation's net income less
preferred  dividends.   Future  dividend  policies  of   the
Corporation following the merger will be determined by the Board of Directors in light of the earnings and financial condition of the Corporation and its subsidiaries and other factors, including applicable governmental regulations and policies.

A copy of the companies' joint press release is attached as an exhibit hereto. That press release and this Current Report on Form 8-K contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, and the Corporation's actual results following the merger may differ materially from those set forth in such forward-looking statements. Factors that might cause such a difference include, but are not limited, to the following:

Because of the inherent uncertainties associated with merging two large companies, there can be no assurance that the Corporation will be able to realize fully the cost savings it currently expects to realize as a result of the merger, or that such savings will be realized at the times currently anticipated. Currently unforseen changes in real estate markets or personnel requirements, if they occur, could affect the timing and magnitude of the anticipated savings. Further, the technology integration and systems conversions to be undertaken in connection with the merger include 67 major suites of systems and over 1,500 underlying individual applications. Each suite will be processing volumes at much higher levels than previously and operating feeds to the selected suites have had to be adapted to conform to processing requirements. Since these activities are highly complex and technologically sophisticated, currently unanticipated problems, if they occur, could delay the implementation timing or cost more than anticipated.

The Corporation's revenue growth outlook assumes retention of major clients of Chase and Chemical with minimal merger-related revenue loss. However, the Corporation operates in a highly competitive environment, which is expected to become increasingly competitive, and there is no assurance that current customers of Chemical and Chase will continue to do the same level of business with the new Corporation following the merger.

Furthermore,  the  Corporation  has  identified  its  global
markets,   global  services,  investment  banking,   private
banking and national consumer business as businesses that it believes will be primarily responsible for providing the
anticipated  revenue  growth of the  Corporation.   However,
there is no
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assurance  that  such  businesses  will  experience  revenue
growth   at   the   rates   currently   anticipated.     The
profitability   of  these  businesses,  as   well   as   the
Corporation's credit quality, could be adversely affected by a worsening of general economic conditions, particularly by a higher domestic interest rate environment, as well as by foreign and domestic trading market conditions. An economic
downturn  or  significantly  higher  interest  rates   could
increase the risk that a greater number of the Corporation's customers would become delinquent on their loans or other obligations to the Corporation, or would refrain from securing additional debt. In addition, a higher level of domestic interest rates could affect the amount of assets
under  management  by  the  Corporation  (for  example,   by
affecting the flows of moneys to or from the mutual funds managed by the Corporation), impact the willingness of financial investors to participate in loan syndications and underwritings managed by the Corporation's corporate finance
business,  adversely  impact  the  Corporation's  loan   and
deposit spreads and affect its domestic trading revenues. Revenues from foreign trading markets may also be subject to
negative   fluctuations  as  a  result  of  the  impact   of
unfavorable political and diplomatic developments, social instability and changes in the policies of central banks or foreign governments, and the impact of these fluctuations could be accentuated by the volatility and lack of relative liquidity in some of these foreign trading markets.

Additional factors that could affect the prospects of the Corporation's businesses, including actions that might be taken by its banking regulators or the results of pending legislation or judicial decisions, are further discussed in Chemical's Annual Report on Form 10-K for the year ended December 31, 1995.

Item 7.   Financial Statements, Pro Forma Financial
          Information and Exhibits

     (c)  Exhibits

99.1      Press release of Chemical dated March 19, 1996.

99.2      Press release dated March 21, 1996.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           THE CHASE MANHATTAN CORPORATION
                                (Registrant)
                                By: /s/ Ronald C. Mayer
                                   -----------------------
                                   Ronald C. Mayer
                                   Secretary
March 25, 1996


67595
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                             EXHIBIT INDEX

Exhibit       Document

99.1      Press release of Chemical dated March 19, 1996.

99.2      Press release dated March 21, 1996.